EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:          November 8, 2007

SKYWEST ANNOUNCES THIRD QUARTER 2007 RESULTS

St. George, Utah—SkyWest, Inc. (NASDAQ: SKYW) today reported operating revenues of $875.6 million for the third quarter ended September 30, 2007, a 10.6% increase, compared to $791.8 million for the same period last year.  SkyWest also reported net income of $42.9 million for the quarter ended September 30, 2007, or $0.68 per diluted share, compared to $40.7 million of net income or $0.63 per diluted share for the same period last year.

SkyWest also reported operating revenues of $2.52 billion for the nine months ended September 30, 2007, an 8.4% increase, compared to $2.33 billion for the same period last year.  SkyWest also reported net income of $118.3 million for the nine months ended September 30, 2007, or $1.83 per diluted share, compared to $114.6 million of net income or $1.82 per diluted share for the same period last year.

The primary items of significance affecting the third quarter of 2007 are outlined below:

Total operating revenues for the third quarter of 2007 increased primarily as a result of a 14.7% increase in available seat miles (ASMs) and by increased fuel cost reimbursements by SkyWest’s major partners that are recorded as operating revenues and operating expenses, under contract flying arrangements.  Operating revenues were also impacted by a 3.3% decrease in revenue per available seat mile

Total operating expenses and interest per ASM for the third quarter of 2007, excluding fuel charges of $284.1 million or $0.047 per ASM, was $0.088, which was the same as the quarter ended September 30, 2006.

Total ASMs for the third quarter of 2007 increased 14.7% from the third quarter of 2006, primarily as a result of SkyWest increasing its fleet size to 437 aircraft as of September 30, 2007, from 407 as of September 30, 2006.  At September 30, 2007, SkyWest’s fleet consisted of:  365 regional jets (233 Delta, 117 United and 15 Midwest); 60 EMB-120 aircraft (48 United, and 12

Delta); and 12 ATR72 aircraft (all Delta).  During the third quarter of 2007, SkyWest generated 6.06 billion ASMs, compared to 5.28 billion ASMs during the same period of 2006.

During the quarter ended September 30, 2007, SkyWest continued repurchasing outstanding shares of its common stock under a 5 million share stock buyback program previously authorized by its board of directors.  As of September 30, 2007, SkyWest had repurchased approximately 4.2 million shares under the program, at an average cost of $24.94 per share and a total cost of approximately $103.8 million.  SkyWest intends to continue to purchase common shares of its outstanding stock under the authorized stock buyback program, from time to time, as it deems appropriate.

On October 12, 2007, SkyWest announced plans to acquire 22 additional regional jet aircraft allowing for the retirement of 23 EMB-120 turboprop aircraft.  SkyWest intends to operate these additional aircraft under existing capacity purchase agreements for both United and Delta with 18 of the aircraft operating in United Express operations and 4 of the aircraft operating in Delta Connections operations with all of the aircraft being allocated to SkyWest Airlines, Inc.  It is currently anticipated that aircraft deliveries would begin in the fourth quarter of 2008 and continue through 2009.  Delivery dates and a manufacturer of the aircraft have not yet been determined.

SkyWest recorded stock based compensation expense of approximately $2.9 million ($1.8 million after tax) for the quarter ended September 30, 2007.  Future stock based compensation expense will be contingent upon the amount of future option or stock grants that are made by SkyWest’s Board of Directors.

At September 30, 2007 SkyWest had $728.3 million in cash and marketable securities compared to $651.9 million as of December 31, 2006.  SkyWest’s long-term debt increased to approximately $1.77 billion as of September 30, 2007, compared to $1.68 billion at December 31, 2006, consistent with SkyWest’s refinancing arrangements on aircraft and making normal recurring debt payments.  During the quarter ended September 30, 2007, SkyWest took delivery of three CRJ 200 aircraft and financed them through third-party operating leases.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 7.39% discount factor, the present value of these lease obligations was approximately $2.1 billion as of September 30, 2007.

Under SkyWest Airlines United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that SkyWest records as revenue.  However, consistent with the time and material maintenance policy, as more fully described in SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2006, SkyWest records maintenance expense on its CRJ200 regional jet aircraft engines as the maintenance events occur.  As a result, during the third quarter of 2007, SkyWest collected and recorded as revenue $7.7 million (pretax) under the United Express agreement which is net of any regional jet engine maintenance overhauls.

SkyWest Airlines, based in St. George, Utah, and Atlantic Southeast Airlines, Inc. (“ASA”), based in Atlanta, Georgia are wholly owned subsidiaries of SkyWest.  SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines.  System-wide, SkyWest serves a total of approximately 236 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,637 daily departures.  This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest's beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the failure to successfully operate as anticipated under the terms of the Delta Connection, United Express and Midwest Connect Agreements; the impact of negotiations with ASA’s organized labor forces and the impact of the costs of such labor forces on SkyWest’s operations and financial condition; and the challenges of competing successfully in a highly competitive and rapidly changing industry.  Other factors that may cause actual results to vary from SkyWest’s expectations include developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; the impact of global instability, including the continued impact of the United States military presence in foreign countries, the September 11, 2001 terrorist attacks and the potential impact of future hostilities, terrorist attacks or other global events; employee relations and labor costs; ability to attract and retain qualified labor; rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages in markets where SkyWest Airlines or ASA operates; the impact of weather-related or other natural disasters on air travel and airline costs; the ability of SkyWest Airlines and ASA to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries; SkyWest’s ability to obtain financing; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on form 10-K, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating revenues:
Passenger	$867,076	$784,597	$2,493,999	$2,303,357
Ground handling and other	8,525	7,244	25,618	21,743
	875,601	791,841	2,519,617	2,325,100
Operating expenses:
Flying operations	487,551	447,702	1,368,512	1,288,899
Customer service	103,032	99,767	328,258	298,793
Maintenance	101,196	78,057	292,148	230,148
Depreciation and amortization	53,169	47,420	155,622	140,171
General and administrative	38,184	31,124	114,177	106,836
	783,132	704,070	2,258,717	2,064,847
Operating income	92,469	87,771	260,900	260,253
Other income (expense):
Interest income	8,674	5,378	23,915	12,512
Interest expense	(32,831)	(28,987)	(95,134)	(86,049)
Gain (loss) on sale of property and equipment	0	0	467	(1,084)
	(24,157)	(23,609)	(70,752)	(74,621)
Income before income taxes	68,312	64,162	190,148	185,632
Provision for income taxes	25,385	23,477	71,810	71,073
Net income	$42,927	$40,685	$118,338	$114,559

Basic earnings per share	$0.69	$0.64	$1.87	$1.85
Diluted earnings per share	$0.68	$0.63	$1.83	$1.82
Weighted average common shares:
Basic	61,942	63,870	63,344	61,986
Diluted	62,888	64,482	64,657	62,886

                                                                           Unaudited Operating Highlights

	Three Months Ended September 30,				Nine Months Ended September 30,
Operating Highlights	2007	2006	% Change		2007	2006	% Change
Passengers carried	9,137,212	8,171,812	11.8		25,892,757	23,725,518	9.1
Revenue passenger miles (000)	4,811,281	4,156,637	15.7		13,497,141	11,857,945	13.8
Available seat miles (000)	6,059,501	5,281,794	14.7		17,156,421	15,054,072	14.0
Passenger load factor	79.4%	78.7%	.7	pts	78.7%	78.8%	(.1	)pts
Passenger breakeven load factor	74.0%	72.9%	1.1	pts	73.5%	72.9%	.6	pts
Yield per revenue passenger mile	$0.180	$0.189	(4.8)		$0.185	$0.194	(4.6)
Revenue per available seat mile	$0.145	$0.150	(3.3)		$0.147	$0.154	(4.5)
Cost per available seat mile	$0.135	$0.139	(2.9)		$0.137	$0.143	(4.2)
Fuel cost per available seat mile	$0.047	$0.051	(7.8)		$0.045	$0.050	(10.0)
Average passenger trip length	527	509	3.5		521	500	4.2
Block Hours	376,999	339,855	10.9		1,074,278	966,911	11.1
Departures	235,974	222,283	6.2		677,674	638,710	6.1